EX 99.8(B)

THE VANGUARD GROUP, INC.

DAILY VALUATION AGENCY AGREEMENT

THIS AGREEMENT, made this 10th day of December, 2010, by and between THE VANGUARD GROUP, INC. (“Vanguard”), a Pennsylvania corporation with its principal place of business in Pennsylvania, and INTEGRITY LIFE INSURANCE COMPANY (the “Agent”), an Ohio corporation with its principal place of business in Cincinnati, Ohio.

W I T N E S S E T H:

WHEREAS, Vanguard provides services as transfer agent, dividend disbursement agent, and shareholder servicing agent for the open-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), that are included in The Vanguard Group of investment companies, as well as Vanguard STAR Funds and Vanguard Institutional Index Fund (each, a “Vanguard Fund” and collectively, the “Vanguard Funds”);

WHEREAS, the Agent is an insurance company which is supervised and examined by state authorities having supervision over insurance companies;

WHEREAS, the Agent has established or will establish one or more segregated asset accounts (the “Accounts”) to fund certain variable annuity contracts and/or variable life insurance policies (each, a “Policy” and collectively, the “Policies”) designed and issued by the Agent, which Accounts and Policies are registered under the 1940 Act and the Securities Act of 1933, as amended, respectively;

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Agent, to set aside and invest assets attributable to the Policies;

WHEREAS, the Agent provides Policy owner accounting, record-keeping, administrative and/or other services to the Policies;

WHEREAS, the Policies allow for the allocation of net amounts received by the Agent to sub-accounts within the Separate Accounts which correspond to each investment option offered under the Contracts; and

WHEREAS, selection of a particular sub-account within a particular Account is made by the Policy owner, and such Policy owners may reallocate their investment options among the sub-accounts in accordance with the terms of the Policies; and

WHEREAS, the Agent has established or will establish individual accounts on its record-keeping system reflecting all transactions by or on behalf of Policy owners which result in purchases, redemptions or current-day exchanges by the Accounts of shares of the portfolios of Vanguard Variable Insurance Fund (“VVI Fund”), one of the Vanguard Funds, listed on Schedule I attached to this Agreement (the “VVIF Portfolios”);

WHEREAS, Vanguard has established or will establish accounts on its mutual fund shareholder record-keeping system to reflect the Accounts’ ownership of shares of the VVIF Portfolios and all transactions by the Accounts involving such shares;

WHEREAS, Vanguard has established an electronic data transmission platform (the “DV Platform”) that permits the electronic transmission of the Accounts’ account transaction data between Vanguard and the Agent;

WHEREAS, Vanguard and the Agent desire to communicate via the DV Platform with respect to transactions by the Accounts involving shares of the VVIF Portfolios, pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                     Appointment of the Agent as Agent.

(a)                                  Authorization of Agent.  Subject to any and all limitations set forth in this Agreement, Vanguard, as transfer agent for the Vanguard Funds, hereby appoints the Agent as the limited agent of Vanguard, and the Agent hereby accepts such appointment, for the purpose of treating transaction instructions received by the Agent from Policy owners (to the extent such instructions would result in the purchase, redemption or exchange of VVIF Portfolio shares by an Account) (“Instructions”) as receipt by Vanguard of purchase, redemption and exchange orders for shares of the VVIF Portfolios.  A VVIF Portfolio will be deemed to have received a purchase, redemption or exchange order when the Agent accepts the Instructions in accordance with this Agreement.  A Policy owner will receive the unit price corresponding to the share price next computed by the VVIF Portfolio after the time at which such Policy owner provides its Instructions to the Agent, provided all of the requirements and obligations of the Agent with respect to acceptance and transmission of orders set forth in this Agreement are satisfied.

(b)                                 Policy Owner-Level Transactions.  The purchases, redemptions and exchanges accepted by the Agent pursuant to Section 1(a) above shall be based on: (i) Policy owner -level transactions made by or on behalf of Policy owners which are recorded on the Agent’s record-keeping system; or (ii) other authorized transaction directions received by the Agent from the Accounts which are recorded on the Agent’s record-keeping system.  For purposes of this Agreement, “Policy owner-level transactions” shall include:

(A)                              Any authorized Instruction to an Account by or on behalf of any Policy owner to invest in a VVIF Portfolio through the Account in accordance with the terms and conditions of the Policy and the VVI Fund prospectus;

(B)                                Any authorized Instruction to an Account to exchange existing amounts held on behalf of any Policy owner to a VVIF Portfolio in accordance with the terms and conditions of the Policy and the VVI Fund prospectus;

(C)                                Any authorized Instruction to an Account to exchange existing amounts invested in a VVIF Portfolio on behalf of any Policy owner to any other investment option offered under the Policy in accordance with the terms and conditions of the Policy and the VVI Fund prospectus; and

(D)                               Any authorized Instruction to an Account on behalf of any Policy owner to pay withdrawal or distribution proceeds to a Policy owner from a VVIF Portfolio in accordance with the terms and conditions of the Policy and the VVI Fund prospectus.

(c)                                 Policy Recordkeeping.  (i)  The Agent shall maintain records for the Accounts and for the Policy owners reflecting all shares of the VVIF Portfolios purchased and redeemed by the Accounts based on Policy owner-level transactions (including the date and price for all transactions and share balances) and all re-investments by the Accounts of dividends and capital gains distributions paid by the VVIF Portfolios; provided however that the parties acknowledge that Agent maintains records for the Accounts of all re-investment of dividends and capital gains distributions, but does not maintain Policy owner-level records of re-investment of dividends and capital gains distributions.  The Agent shall reconcile on each day that the New York Stock Exchange is open for trading (a “Business Day”) all transactions by the Accounts involving shares of the VVIF Portfolios (including purchases, redemptions, and reinvestments of dividends and capital gains distributions) with the corresponding Policy owner-level transactions on the Agent’s record-keeping system.  It is understood that the Agent’s maintenance of Policy owner-level account records for an Account is done as the agent for the Account and not as the agent for Vanguard or any of its affiliates.

(ii)                                  The Agent shall promptly notify Vanguard if the Agent experiences difficulty in maintaining Policy owner-level records described above in an accurate and complete manner.  The Agent agrees to furnish Vanguard with such information as Vanguard may reasonably request from time to time in order for Vanguard to verify the Agent’s compliance with the terms of this Agreement (including, without limitation, periodic certifications confirming the provision of the Agent’s record-keeping services to the Accounts in a manner consistent with the terms of this Agreement).

(d)                                No Extension of Agency.  Notwithstanding the authorization granted by Vanguard under this Section 1, the Agent shall not be, nor hold itself out to the public or engage in any activity as, an agent for Vanguard in respect of or in connection with the distribution or marketing of shares of the VVIF Portfolios.  Without limiting the foregoing, the parties acknowledge that Agent will offer the VVIF Portfolios as underlying investment options in its Policies and, in connection with such use of the VVIF Portfolios, may engage in activities with respect to the VVIF Portfolios pursuant to and in accordance with the Participation Agreement effective November 1, 2010, among Vanguard Variable Insurance Fund, The Vanguard Group, Inc., Vanguard Marketing Corporation, and Integrity Life Insurance Company (the “Participation Agreement”).

(e)                                  Availability of VVI Fund Shares.  The parties acknowledge and agree that the availability of shares of any VVIF Portfolio shall be subject to the VVI Fund’s then-current prospectus and statement of additional information, applicable federal and state laws, and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority, Inc. (“FINRA”).

2.                                     Compliance Responsibilities.

(a)                                  Vanguard is responsible for (i) the compliance of each prospectus, registration statement, annual or other periodic report, proxy statement and item of advertising or marketing material prepared by it relating to each VVIF Portfolio with all applicable laws, rules and regulations (except for advertising or marketing material prepared by the Agent to the extent any information therein was not published or provided to the Agent by or on behalf of Vanguard or the VVI Fund or accurately derived from information published or provided by or on behalf of Vanguard or the VVI Fund), (ii) the registration or qualification of the shares of each VVIF Portfolio under all applicable laws, rules and regulations, and (iii) the compliance by Vanguard and the VVI Fund with all applicable laws, rules and regulations (including the 1940 Act) governing its performance under this Agreement, and the rules and regulations of each self-regulatory organization with jurisdiction over Vanguard or the VVI Fund, except to the extent that the failure to so comply by Vanguard or the VVI Fund is caused by the Agent’s breach of this Agreement or the Agent’s willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement.

(b)                                 The Agent is responsible for the Agent’s compliance with all applicable laws, rules and regulations governing its performance under this Agreement, and the rules and regulations of each self-regulatory organization with jurisdiction over the Agent, except to the extent that the Agent’s failure to comply with any law, rule or regulation is caused by Vanguard’s breach of this Agreement, or Vanguard’s willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement.

3.                                      Fees and Expenses.

(a)                                  Vanguard and the Agent agree that no fees will be paid to, or exchanged or shared between Vanguard and the Agent under this Agreement.

(b)                                 Each party will pay all of its out-of-pocket expenses incurred in connection with the performance of its obligations under this Agreement, except as may otherwise be specified in this Agreement.

4.                                      Representations and Warranties.

(a)                                 Vanguard represents and warrants that:

(i)                                     It has the requisite authority to enter into this Agreement on its own behalf and on behalf of the VVI Fund;

(ii)                                  It has taken all actions legally necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered by its authorized representative and constitutes its legal, valid and binding obligation, enforceable against Vanguard in accordance with its terms;

(iii)                               It or an affiliate is in compliance with the applicable conditions and qualifications set forth in Rule 2830 of the Conduct Rules of FINRA, as amended from time to time, which enable a member of FINRA to offer or sell shares of the VVI Fund;

(iv)                              The VVI Fund is a no load or no sales charge fund; and

(v)                                 Vanguard currently has and at all times pertinent hereto will have sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its financial obligations arising under this Agreement, including its obligations under Section 13 of this Agreement.

(b)                                The Agent represents and warrants that:

(i)                                     It is an insurance company which is supervised and examined by state authorities having supervision over insurance companies;

(ii)                                  It has taken all actions legally necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered by its authorized representative and constitutes its legal, valid and binding obligation, enforceable against the Agent in accordance with its terms;

(iii)                               All orders for the purchase, redemption and exchange of shares of the VVI Fund (“Orders”) which correspond to Instructions received by the Agent from Policy owners on a Business Day will be transmitted by the Agent to Vanguard by the applicable cutoff time for Order transmission set forth in Section 6(c) of this Agreement;

(iv)                              It will not transmit any Order to Vanguard pursuant to this Agreement unless the Agent has received Instructions corresponding to such Order from Policy owners prior to the close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (“Market Close”) on the Business Day immediately preceding the date of transmission;

(v)                                 It will not permit an Account or Policy owner to cancel or modify after Market Close on a Business Day any Order received from such Account or Policy owner prior to Market Close on such Business Day;

(vi)                              All Orders transmitted to Vanguard pursuant to this Agreement will have been duly authorized by the applicable Account;

(vii)                           With respect to all Orders transmitted to Vanguard pursuant to this Agreement, the Agent will maintain, or cause to be maintained, records sufficient to document the truth of the representations and warranties set forth in this Section 4(b); such records will be available to Vanguard for inspection promptly upon request;

(viii)                        The Agent maintains policies and procedures that are designed to ensure compliance with the requirements of Rule 22c-1 under the 1940 Act, applicable SEC and SEC staff interpretations, and the terms of this Agreement, and the Agent is in compliance with such policies and procedures;

(ix)                                The Agent currently has and at all times pertinent hereto will have sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its financial obligations arising under this Agreement, including its obligations under Section 13 of this Agreement;

(x)                                   In connection with the authorization in Section 1 of this Agreement, the Agent represents and warrants to Vanguard that:

(A)                              The Agent has implemented an internal control structure and adopted written internal control procedures that are reasonably designed to prevent and detect on a timely basis Instructions received by the Agent after Market Close from being aggregated with Instructions received by the Agent before Market Close, and to minimize errors that could result in late transmission of Orders to Vanguard (“Internal Control Procedures”);

(B)                                The Agent will review, no less than annually, the adequacy of its Internal Control Procedures and will change and modify them as necessary to maintain their adequacy; and

(C)                                Upon request by Vanguard, the Agent will provide Vanguard with a description of its Internal Control Procedures and a certification from the Agent that they are adequate as of the most recent review.

5.                                      Obligations of Vanguard.

(a)                                  Transactions Subject to this Agreement.  Vanguard will accept Orders transmitted by the Agent on behalf of the Accounts in accordance with this Agreement.  Vanguard will be responsible for processing and executing any such Orders from the Agent in a timely manner.

(b)                                 Performance of Duties.  Vanguard will perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement.  Vanguard will maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement.  Vanguard will conduct each of the foregoing activities in a competent manner and in compliance with (i) all applicable laws, rules and regulations, and (ii) the then-current prospectus, statement of additional information (“SAIs”), and policies of the VVI Fund.

(c)                                  Accuracy of Information, Transmissions Through and Access to DV Platform.  All information provided by Vanguard to the Agent through the DV Platform and pursuant to this Agreement will be accurate and complete.  Vanguard will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the DV Platform, and to limit the access to, and the inputting of data into, the DV Platform to persons specifically authorized by Vanguard.

(d)                                 Trade Date.  For all VVIF Portfolios, Orders will be accorded a trade date that is the date of the Agent’s receipt of the Instructions corresponding to the Order from the Policy owner, subject to the requirements set forth in Section 6 of this Agreement.

(e)                                  Pricing Information. On every Business Day, Vanguard will transmit by 7:00 p.m., Eastern time, a file identifying each VVIF Portfolio’s closing net asset value and public offering price (if applicable) for that day and/or notification of no price for that day, to the Agent via a transmission method mutually agreed to by the parties.  Vanguard shall provide such information on a best efforts basis taking into consideration any extraordinary circumstances arising at the VVI Fund (e.g., natural disasters, etc.).  The Agent shall not be entitled to rely on any source of net asset value information other than such transmission by Vanguard.

(f)                                    Confirmations.  Vanguard shall transmit to the Agent by 8:30 a.m. Eastern time on each Business Day a confirmation of any net purchase or redemption Orders for shares of the VVIF Portfolios with a trade date of the second preceding Business Day.  However, on any Business Day that is the first Business Day of the month, Vanguard shall transmit such confirmation by 11:00 a.m. Eastern time.

(g)                                 Monthly Statements.  Vanguard shall provide to the Agent by the 15th Business Day of each calendar month a statement or statements for the preceding calendar month reflecting the shares of the Vanguard VVIF Portfolios held by the Accounts as of the end of such preceding month and all shareholder-related activities by the Accounts in the VVIF Portfolios during such preceding month.

6.                                      Obligations of the Agent.

(a)                                  Performance of Duties.  The Agent will perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement.  The Agent will maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement.  The Agent will conduct each of the foregoing activities in a competent manner and in compliance with all applicable laws, rules and regulations.

(b)                                 Accuracy of Information, Transmissions Through and Access to DV Platform.  All information provided by the Agent to Vanguard through the DV Platform and pursuant to this Agreement will be accurate, complete and in the format prescribed by Vanguard.  For each Order, the Agent will provide Vanguard with all information reasonably required by Vanguard to establish and maintain such Order (and any subsequent adjustments to such Order).  The Agent will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the DV Platform and to limit the access to, and the inputting of data into, the DV Platform to persons specifically authorized by the Agent.

(c)                                  Accepting and Transmitting Orders.  As provided in Section 1, and in accordance with the procedures set forth below, the Agent will act as the limited agent of Vanguard to receive Instructions from Policy owners corresponding to purchase, redemption and exchange Orders by the Accounts of shares of the VVIF Portfolios.

(i)                                     Receipt by the Agent of Policy Owner-Level Transactions.  The parties understand and agree that the Agent may receive Policy owner-level transactions in various formats, including directions in writing, by computer magnetic tape, diskette or electronic data transmission, through interactive voice response system, or by any other accepted method for transmitting  data that is adopted for the Accounts.  All Policy owner-level transactions shall be received and processed by the Agent in accordance with its standard transaction processing procedures that apply to all investment options offered under the Policies.  The Agent shall maintain records sufficient to identify the date and time of receipt of all Policy owner-level transactions involving the VVIF Portfolios and shall make such records available upon request with reasonable advance notice for examination by Vanguard or its designated representative or, at the request of Vanguard with reasonable advance notice, by appropriate governmental authorities or self-regulatory organizations having jurisdiction over Vanguard.  Under no circumstances shall the Agent change, alter or manipulate any Policy owner-level transactions received by it in good order.

(ii)                                  Transmission by the Agent of Orders.  Based on the Instructions and other authorized transactions from the Accounts received by the Agent prior to Market Close on each Business Day, the Agent shall transmit to Vanguard via the DV Platform by 8:00 a.m. Eastern time on the following Business Day a file containing the Order, in dollars, by each Account for shares of each VVIF Portfolio for the preceding Business Day.  Each transmission by the Agent of a net purchase or redemption Order shall constitute a representation by the Agent that such order was based solely on Policy owner-level transactions and other authorized transactions from the Accounts received by the Agent prior to the Market Close on the previous Business Day, and that such Order included only and all such transactions so received by the Agent.  The Agent shall not transmit via the DV Platform an Account redemption resulting in full liquidation of the Account’s account in a VVIF Portfolio or a balance of less than $100 in the Account’s account in a VVIF Portfolio (a “liquidating redemption”), but instead shall, not later than 4:00 p.m. Eastern time on the trade date, either fax such Order to (610) 669-4480 or call the Agent’s designated Vanguard operations team.  Any attempted transmission of a liquidating redemption through the DV Platform will be rejected by Vanguard.

(iii)                               Transmission Format.  All transmissions of files by the Agent to Vanguard via the DV Platform shall conform to Vanguard’s specified file formats, which Vanguard shall provide to the Agent within a reasonable time prior to the commencement of transmissions hereunder.  Vanguard reserves the right to change the specified file formats at any time, but shall provide the Agent with no less than 30 days’ advance written notice of any such change.

(iv)                              Backup Files.  The Agent shall maintain daily back-up computer tape files of Orders transmitted to Vanguard under this Agreement, stored in an off-premises location at no cost to Vanguard.  The purpose of backup and recovery procedures is to permit Agent file recovery in the event of disruption of normal processing.

(d)                                 New Accounts.  In order to establish a new account in the VVIF Portfolios, the Agent will submit account registration information to Vanguard on the Vanguard Institutional Investments Group Account Registration Form.  With respect to any omnibus accounts, or any other accounts which the Agent controls, the Agent shall complete master account registration documentation for each taxpayer identification number; that documentation shall apply to all identically registered accounts to which the taxpayer identification numbers apply.  The Agent may not transmit any Orders to Vanguard via the DV Platform unless and until the Agent has established the accounts to which such Orders relate as provided herein.  As used herein, “new account” means an account with a different registration than any existing account of the Agent.

(e)                                  Extraordinary Events.  The Agent is not authorized to accept as Vanguard’s agent any purchase or redemption of shares in an amount which equals or exceeds the “Large Transaction Amount” for a Vanguard VVIF Portfolio (as specified in Exhibit A attached to this Agreement, as in effect from time to time), where such Order is the result of an “Extraordinary Event” of which the Agent is aware, unless the Agent has notified Vanguard of such Order, by calling the Agent’s designated Vanguard operations team, as soon as practicable on the trade date and in no event later than one hour prior to the Market Close on the trade date.  For these purposes, an “Extraordinary Event” shall mean an event outside the normal operation of an Account such as an entire Account moving into or out of a VVIF Portfolio or an asset transfer or merger arising from a merger, acquisition or divestiture.  The parties acknowledge that directions by Policy owners, whether individually or aggregated to result in a net trade, to purchase or redeem shares (or that would result in the Account purchasing or redeeming shares) do not constitute Extraordinary Events.  In addition, in accordance with the prospectus of the VVI Fund, Vanguard reserves the right to refuse any purchase Order which Vanguard, in its sole discretion, deems disruptive or detrimental to the VVI Fund.  Vanguard reserves the right to revise Exhibit A at any time and will provide 30 days’ advance written notice of such revision to the Agent.

(f)                                    Delayed or In-Kind Settlement of Certain Redemptions.  In connection with any redemption Order that equals or exceeds the applicable Large Transaction Amount for a VVIF Portfolio set forth in Exhibit A, Vanguard reserves the right to delay delivery of redemption proceeds for up to seven days, to the extent permitted by applicable law or regulation, or to effect the redemption through an in-kind distribution of securities.  Vanguard agrees to treat the Agent like any other shareholder in similar circumstances in making these determinations, including, with respect to redemptions in kind, providing a pro-rata distribution of securities.  Vanguard reserves the right to revise Exhibit A at any time and will provide 30 days’ advance written notice of such revision to the Agent.

(g)                             Closed Portfolios.  On occasion, the Board of the VVI Fund may decide to close to new or existing investors one or more of the VVIF Portfolios (“Closed Funds”) on terms or subject to conditions that may vary from Closed Fund to Closed Fund.

(i)                                     If, pursuant to the terms of a Closed Fund’s closure, such Closed Fund remains available to Accounts investing in the Closed Fund, then from and after the date on which such Closed Fund is closed to new investors (as such date is determined by Vanguard), the Agent will not:

(A)                              Open a new account in such Closed Fund, or

(B)                                Transmit an Order to purchase shares of such Closed Fund,

unless, in either case, the Account for which such account is opened or Order is transmitted is eligible to invest in such Closed Fund pursuant to the terms of the closure and, if applicable, the aggregate amount invested in the Closed Fund by such Account during the relevant period does not exceed any maximum investment limitation imposed in connection with the fund closing.

(ii)                                  If a new account is opened in a Closed Fund or a purchase of shares in a Closed Fund is requested in violation of this Section 6(g), Vanguard shall be authorized to cancel the Order by means of which the new account was opened or the purchase was requested at any time and, in the case of a new account, to terminate the account at any time.  Any such cancellation and/or termination shall be on a current-day basis, and Vanguard will return to the Agent the lesser of (A) the amount initially invested in violation of paragraph (i) above or (B) the then-current value of such investment.

(h)                                 Advance Information.  Vanguard will provide the Agent with reasonable notice of any revisions to the VVI Fund’s prospectus and/or SAI that Vanguard believes would affect the Agent’s performance of its duties and obligations pursuant to this Agreement.  In addition, from time to time, the VVI Fund may implement policy changes that affect the Agent’s performance of recordkeeping for an Account.  In order to allow the Agent a reasonable amount of time to make any necessary adjustment to its record-keeping systems, Vanguard, in its sole discretion, may communicate such policy changes to the Agent before transmitting this information to VVI Fund shareholders as a whole (“Advance Information”).  The Agent shall treat all Advance Information as confidential pursuant to Section 12 of this Agreement and, prior to its being made public by Vanguard, shall use such information solely for systems adjustment purposes.  The Agent shall communicate Advance Information to its own directors, officers and employees on a need to know basis, only.  Under no circumstances shall the Agent communicate Advance Information to any Policy owners, or to anyone else except as expressly permitted in this Section 6(h) or with Vanguard’s prior written consent, until such information becomes publicly available.

(i)                                     Tax Compliance and Reporting.

(i)                                     Responsibilities of the Agent.  The Agent shall be responsible for obtaining all information necessary in order to assure that all accounts in the VVI Fund are established and maintained in compliance with applicable tax laws, rules and regulations. The Agent shall comply in all respects with any and all applicable obligations relating to tax reporting and withholding pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), or other applicable tax laws, rules and regulations, including without limitation such obligations relating to Account purchases and redemptions and any Policy owner-level transactions.  The Agent shall promptly advise Vanguard or the VVI Fund of any matter that may affect the responsibilities of the VVI Fund or Vanguard to Policy owners pursuant to the Code or other applicable tax laws, rules and regulations.  All information that is received by the Agent from the VVI Fund or Vanguard for inclusion in Policy owner tax statements shall be reported to the Policy owners accurately, completely and in a timely manner.  The Agent also agrees to obtain and maintain and, to the extent necessary, provide to the VVI Fund or Vanguard, for each account in a VVIF Portfolio, all forms or documents required by applicable laws, rules or regulations with regard to any of the foregoing.

(ii)                                  Tax Status of the Agent.  Upon execution of this Agreement, the Agent will provide Vanguard with a duly completed Internal Revenue Service (“IRS”) Form W-9 (Request for Taxpayer Identification Number and Certification), or any updated or successor form, signed under penalties of perjury.   The Agent agrees to notify Vanguard of any changes in its tax status and, as appropriate, to provide Vanguard with a new IRS Form W-9, or any updated or successor form.

(iii)                               Survival of Tax Obligations.  As the Agent is responsible hereunder for complying with all applicable laws, rules and regulations concerning the proper establishment and continued maintenance of its accounts in the VVIF Portfolios, including, without limitation, IRS or Code requirements regarding certified tax identification numbers, and compliance with all applicable tax laws, rules and regulations relating to tax reporting and withholding, Vanguard and the VVI Fund will not be responsible for compliance therewith.  All obligations of the Agent related to such tax compliance, including without limitation, compliance with all notice obligations under IRS or Code requirements and payment of any and all related fines, interest, penalties or tax, shall survive termination of the Agent’s accounts and this Agreement.

(iv)                              Settlement Procedures.  If the Agent instructs Vanguard or the VVI Fund to remit payments other than to the Agent as provided in Section 7(d) of this Agreement and Vanguard or the VVI Fund accepts such instructions, the Agent will be responsible hereunder for complying with all applicable tax laws, rules and regulations concerning such payment, including without limitation any tax reporting and withholding obligations under IRS or Code requirements.

(j)                                     Certain Transactions and Restrictions.

(i)                                     The Agent agrees that it will provide, not later than five Business Days after receipt of a written request by Vanguard on behalf of a VVIF Portfolio, the Taxpayer Identification Number of any or all Policy owner(s) and the amount, date, name of investment professional associated with the Policy owner (if any), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares of such VVIF Portfolio held through an account maintained by the Agent during the specific period covered by the request.  Unless required by applicable law, rule or regulation, Vanguard and the VVIF Portfolios agree not to use the information received under this Section for marketing or any other purpose not related to (A) limiting or reducing abusive trading in shares issued by the VVIF Portfolios or (B) collecting purchase or redemption fees (if any).

(ii)                                  The Agent agrees that it will execute written instructions from Vanguard on behalf of a VVIF Portfolio, including instructions to restrict or prohibit purchases or exchanges of VVIF Portfolio shares in specific accounts or by or on behalf of specific Policy owners identified by such VVIF Portfolio.  Any such instructions by Vanguard shall include the Taxpayer Identification Number or equivalent identifying number of the Policy owner(s) to which the instructions relate and the specific restriction(s) to be executed.  The Agent agrees that it will execute any such instructions as soon as reasonably practicable, but not later than five Business Days after receipt of the instructions by the Agent.

7.                                      Settlement.

(a)                                  Purchase Orders.  In the case of a net purchase Order, the Agent shall remit or cause to be remitted to Vanguard the exact amount of funds to cover such Order by Federal Funds wire, such wire (or, at minimum, the associated Federal Reserve Reference Number) received by Vanguard by 4:00 p.m. Eastern time on the Business Day on which the file containing the net purchase Order is transmitted to Vanguard (the “Settlement Date”).  If the Agent becomes aware that Vanguard may not receive a required wire transfer prior to the Market Close on the Settlement Date, the Agent will promptly inform Vanguard and will cooperate with Vanguard to ensure that Vanguard receives such payment as soon as reasonably possible.  Notwithstanding the immediately preceding sentence, if Vanguard does not receive a required wire transfer or a Federal Reserve Reference Number prior to the Market Close on the appropriate Settlement Date, Vanguard reserves the right to (i) charge the Agent interest on the amount of the delayed wire as provided below or (ii) redeem the shares for which payment has not been received on any Business Day subsequent to the appropriate settlement date if (A) Vanguard has notified the Agent by no later than 12:00 noon Eastern time on the Business Day following the Settlement Date (“S+1”) that Vanguard has not received the delayed payment and (B) Vanguard has not received the delayed payment by one hour prior to Market Close on S+1.  For purposes of this Section 7, “Federal Reserve Reference Number” shall mean a reference number issued by a Federal Reserve Bank that corresponds to a particular transfer of funds.

(b)                                  Redemption Orders.  In the case of a net redemption Order, Vanguard shall remit to the Agent the exact amount of funds to cover such order by Federal Funds wire, such wire (or, at minimum, the associated Federal Reserve Reference Number) received by the Agent by 4:00 p.m. Eastern time on the appropriate Settlement Date; provided, however, that if an Account’s investment in a VVIF Portfolio is redeemed in full such that it will have a zero balance on the Settlement Date, Vanguard reserves the right to wire the redemption proceeds within the time frame set forth Section 6(f) of this Agreement.  If Vanguard becomes aware that the Agent may not receive a required wire transfer prior to the Market Close on the appropriate date, Vanguard will promptly inform the Agent and will cooperate with the Agent to ensure that the Agent receives such payment as soon as reasonably possible.  If the Agent does not receive a required wire transfer prior to the Market Close on the appropriate date, Vanguard will pay the Agent interest on the amount of the delayed wire as provided below.

(c)                                  Interest on Delayed Payment.  In the event that a wire is delayed, the interest owed shall be charged at the Federal Funds “offered” rate as published by The Wall Street Journal and shall accrue on the amount of the delayed payment from the date due until the date paid.

(d)                                 Wire Instructions.

(i)                                     Vanguard:

Wire to: For Credit to: In favor of: For further credit to:	HSBC Bank, New York FRB ABA 021001088 Account: Vanguard Incoming Wire Account Master Account # or Various Funds Daily Valuation Registration Name/Address

(ii)           Agent:

Wire to: For Credit to: In favor of:	FRB ABA # 021000021 Bank Name JP Morgan/Chase Account # Account Name Integrity Life Assigned Vanguard Account number - TBD Registration Name

8.             Adjustments.

(a)           Overpayments.  In the event that either party makes an overpayment to the other party in connection with an Order, the party that has been overpaid will promptly repay the other party the total amount of such overpayment upon receipt of notice of such overpayment.  Notwithstanding the foregoing, if an Account or Policy owner has received cash in excess of that to which it is entitled, the Agent will, when requested by Vanguard, and to the extent practicable and permitted by law, debit or cause to be debited from the Account’s account the amount of such excess, but only to the extent of any cash in the account, and repay it to the affected VVIF Portfolio.  Upon the request of Vanguard, and to the extent practicable and allowed by law, the Agent shall provide Vanguard with the names of Policy owners and other relevant information concerning the affected accounts to assist Vanguard in the collection of any such excess amount not repaid to the VVIF Portfolios.

(b)           Processing Adjustments.  Each Business Day the Agent and Vanguard will reconcile their records so that an appropriate number of shares of each of the VVIF Portfolios is credited to the Agent’s accounts on behalf of the Accounts invested in the VVIF Portfolios.

(i)            In the event of any error (other than a Pricing Error, as hereinafter defined) or delay with respect to the procedures outlined in this Agreement that is caused by Vanguard, Vanguard shall make any adjustments on Vanguard’s accounting system necessary to correct such error or delay and shall reimburse the Agent for any losses or reasonable costs incurred directly as a result of the error or delay.

(ii)           In the event of any error or delay in transmitting an Order that is caused by the Agent, the following provisions will apply:

(A)          Upon receipt from the Agent of documentation sufficient in Vanguard’s sole discretion to establish the details of such Order and the time at which it or the corresponding Instructions were received from the Account or Policy owner by the Agent, Vanguard will correct its records to reflect the Order as transmitted to Vanguard by the Agent; and

(B)           The Agent will promptly reimburse the Account, Vanguard and the VVIF Portfolios for any losses or reasonable costs incurred directly as a result of the error or delay.  The Agent agrees that, insofar as Vanguard and the VVIF Portfolios are concerned, such losses or reasonable costs will include, at a minimum, any market or administrative costs directly associated with effecting Orders on an “as of” basis or canceling such Orders.

(iii)          The Agent and Vanguard, respectively, each agree to provide the other prompt notice of any errors or delays of the type referred to in this Section 8(b) and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any costs or losses resulting from such errors or delays.

(c)           Pricing Errors.  In the event of an error in the computation of a VVIF Portfolio’s net asset value per share which, in accordance with procedures adopted by the Fund’s Board of Trustees consistent with views expressed by the SEC regarding appropriate error correction standards, as shall be in effect or amended from time to time, requires adjustment to Orders previously effected on behalf of an Account (a “Pricing Error”), Vanguard shall notify the Agent as soon as possible after discovery of the Pricing Error.  Such notification may be oral, but shall be confirmed promptly in writing.  In such event, Vanguard shall reimburse the affected VVIF Portfolio for any loss (without taking into consideration any positive effect of such Pricing Error) and shall make appropriate adjustments to the Agent’s accounts, which adjustments shall net the impact of individual Policy owner gains and losses; this will result in either a net payment to the Agent from Vanguard (in the event of net Policy owner losses) or from the Agent to Vanguard (in the event of net Policy owner gains).  In addition, in the event that the Pricing Error causes the Agent to incur any direct costs for re-processing Policy owner accounts, such as preparing and mailing revised statements, Vanguard shall reimburse the Agent for all such reasonable costs upon receipt from the Agent of an invoice or other statement documenting such costs in reasonable detail.

9.             Contingency Procedures.  In the case of any interruptions to the transmission or receipt of Orders through the DV Platform, the Agent will submit Orders to Vanguard in accordance with the contingency procedures set forth in the Contingency Procedures set forth in Exhibit B attached to this Agreement, as in effect from time to time.

10.          VVI Fund Information.

(a)           Vanguard will supply to the Agent upon request reasonably sufficient supplies of the materials listed below for distribution to Policy owners who hold VVIF Portfolio shares through the Accounts, which distribution shall be arranged by the Agent to occur immediately upon the effective date of the materials or as soon thereafter as practicable:

(i)            All proxy or information statements prepared for circulation to shareholders of record of a VVIF Portfolio;

(ii)           Annual and semi-annual reports; and

(iii)          All updated prospectuses, supplements and amendments thereto.

(b)           The Agent will timely deliver, or cause to be delivered, to Policy owners all VVI Fund prospectuses, shareholder reports, and proxy statements and related materials as required by applicable laws, rules or regulations, the rules and regulations of any self-regulatory organization with jurisdiction over the Agent, and/or the Agent’s agreement with the Policy owner.

(c)           The Agent shall furnish, or shall cause to be furnished, to Vanguard or its designee, each piece of sales literature or other promotional material prepared by or on behalf of the Agent in which Vanguard or any VVIF Portfolio is named, at least five Business Days prior to its use.  The Agent may use such material (i) in fewer than five Business Days if it receives the written consent of Vanguard, or (ii) after five Business Days if

Vanguard does not reasonably object to such use within five Business Days after its receipt of such material. No such material shall be used if Vanguard reasonably objects to such use within five Business Days after receipt of such material.  With regard to any such sales literature or promotional material furnished by the Agent to Vanguard, the Agent shall bear the sole responsibility for complying with the content, approval, filing, and recordkeeping requirements of FINRA Conduct Rule 2210, if and to the extent applicable.  Notwithstanding the foregoing, the Agent may use, and Vanguard authorizes the Agent to use, the names or other identifying marks of, and certain information about, Vanguard and the VVIF Portfolios in fund fact sheets containing VVIF Portfolio-specific data furnished by Vanguard.  Vanguard may withdraw the authorization granted in this Section 10(c) as to any particular use of any such name or identifying marks at any time (A) upon Vanguard’s reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Vanguard or the VVI Fund, which determination may be due to the availability of updated or modified information regarding a VVIF Portfolio or Vanguard, or (B) if any of the VVIF Portfolios cease to be available to Policy owners through the Agent; in any such case, Vanguard will provide reasonable advance notice of such withdrawal, not less than 30 days, except in any case where Vanguard, in its reasonable judgment, determines that such advance notice is not practicable given the circumstances.

11.          Use of Parties’ Names; No Publication of Terms.

(a)           Neither Vanguard nor the Agent shall make public the terms and conditions of this Agreement without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that if public disclosure of such information is required by law, such consent shall be deemed granted and the party required to disclose such information shall, if practicable, notify the other party prior to such disclosure.

(b)           Except as specifically permitted under this Agreement, without the other party’s prior written consent, neither party to this Agreement shall acquire any right to use, nor shall use, cause or permit use of the names, characters, artwork, designs, trade names, copyrighted materials, trademarks or service marks of the other party, its related or subsidiary companies, parent, employees, directors, shareholders, assigns, successors or licensees: (i) in any advertising, promotional materials or activities, publicity, press release, customer list, or public or private presentation or promotion; (ii) to express or to imply any endorsement of such party or any of its affiliates or their respective offerings or services; or (iii) in any manner other than expressly in accordance with this Agreement or any other applicable agreement between the parties and/or any of their respective affiliates.

12.          Proprietary Information and Privacy.  Each party hereto acknowledges that the identities of the other party’s customers (including, with respect to the Agent, for purposes of this Section, Policy owners), information maintained by such other party regarding those customers (“Customer Information”), and all computer programs and procedures developed by such other party or such other party’s affiliates or agents in connection with such other party’s performance of its duties hereunder constitute the valuable property of such other party.  Each party agrees that should it come into possession of any Customer Information, or any other property, of the other party, pursuant to this Agreement or any other agreement related to services under this Agreement, the party who acquired such information or property shall use its best efforts to hold such information in confidence and refrain from using, disclosing, or distributing any of such information or other property, except (a) as required or necessary to carry out the obligations imposed by this Agreement, (b) with the other party’s prior written consent, or (c) as required by law or judicial process.  Each party agrees to comply, at a minimum, with all applicable privacy laws, including those promulgated pursuant to Title V of the Gramm-Leach-Bliley Act of 1999.  Each party agrees to maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of, Customer Information.  Each party acknowledges that any breach of the foregoing agreements as to the other party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach, such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction shall deem appropriate.  Notwithstanding the foregoing, this Section shall not prohibit either party from utilizing the other party’s Customer Information for any purpose whatsoever, if and to the extent such Customer Information: (i) is or becomes a matter of public knowledge through no fault of such party; or (ii) was in such party’s possession or known by it prior to receipt from such other party; or (iii) was rightfully disclosed to such party by another person without restriction; or (iv) is independently developed by such party without access to such other party’s Customer Information.

13.          Indemnification.

(a)           Vanguard.  Vanguard will indemnify and hold harmless the Agent, and each of the Agent’s affiliates, divisions, subsidiaries, directors, officers, agents, employees and permitted assigns, against and from any and all losses, damages, costs, charges, payments, claims, liabilities and expenses (including reasonable attorney’s fees) arising out of or attributable to: (i) Vanguard’s lack of good faith, negligence, or willful misconduct in carrying out its duties and responsibilities relating to this Agreement; (ii) any breach of Vanguard’s representations and warranties contained in this Agreement; and (iii) any breach by Vanguard of a material provision of this Agreement.  In addition to the foregoing, Vanguard will be liable for the losses and reasonable costs described in Section 8(b)(i) of this Agreement.

(b)           Agent.  The Agent will indemnify and hold harmless Vanguard, the VVI Fund, and each of their respective affiliates, divisions, subsidiaries, directors, officers, agents, employees and permitted assigns, against and from any and all losses, damages, costs, charges, payments, claims, liabilities and expenses (including reasonable attorney’s fees) arising out of or attributable to: (i) the Agent’s lack of good faith, negligence, or willful misconduct in carrying out its duties and responsibilities relating to this Agreement; (ii) any breach of the Agent’s representations and warranties contained in this Agreement; (iii) any breach by the Agent of a material provision of this Agreement; and (iv) Vanguard’s acceptance of any Order from the Agent through the DV Platform.  In addition to the foregoing, the Agent will be liable for the losses and reasonable costs described in Section 8(b)(ii) of this Agreement.

(c)           Notice and Opportunity to Defend.  If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any party indemnified hereunder (an “Indemnified Party”) with respect to which such Indemnified Party may make a claim against the other party (“Indemnifying Party”) pursuant to this Section 13, then the Indemnified Party will give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party.  Thereafter, the Indemnifying Party will have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that:  (i) the Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (ii) the Indemnified Party will have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and will cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (iii) the Indemnifying Party will not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.

14.          Role and Relationship of the Agent.  The parties acknowledge and agree that the services provided by the Agent under this Agreement are not the services of an underwriter, principal underwriter, sub-distributor, or dealer of the VVI Fund within the meaning of the Securities Act of 1933, as amended, or the 1940 Act.  This Agreement does not grant the Agent any right to purchase shares of any VVIF Portfolio (although it does not preclude the Agent from purchasing any such shares), nor does it constitute the Agent an agent of Vanguard or the VVI Fund for purposes of selling shares of any VVIF Portfolio to any dealer or the public, except as expressly stated in this Agreement as to the receipt of Instructions from or on behalf of Policy owners.  To the extent the Agent is involved directly or indirectly in the purchase of shares of any VVIF Portfolio under this Agreement, other than with respect to the acceptance of Instructions as described in Section 1(a), such involvement will be as agent of the Accounts only.

15.          Right to Inspect.  With respect to all Orders transmitted to Vanguard pursuant to this Agreement, the Agent will maintain records sufficient to document the truth of the representations and warranties set forth in Section 4(b) of this Agreement, as well as the performance of the obligations of the Agent set forth in this Agreement.  The Agent agrees to promptly furnish Vanguard with such information as Vanguard may reasonably request from time to time in order for Vanguard to verify the Agent’s compliance with the provisions hereof (including, without limitation, periodic certifications confirming such compliance and/or the Agent’s furnishing or making available for Vanguard’s inspection records sufficient to document the Agent’s compliance with this Agreement).

16.          Authorized Persons.

(a)           For purposes of this Agreement, the Agent will designate “Authorized Persons” entitled to act on its behalf in connection with this Agreement.  “Authorized Person” will mean any officer or employee of the Agent designated by providing Vanguard with the following: (i) a properly certified copy of a corporate resolution reflecting the vote of the Board of Directors of the Agent authorizing the officer or employee, directly or indirectly, to act in connection with this Agreement; and (ii) a specimen signature of such officer or employee. This requirement may be satisfied by the Agent furnishing Vanguard with a completed Vanguard Financial Advisor Services or Institutional Asset Management Organization Resolution form.  Vanguard shall be entitled to act upon all instructions received from such Authorized Persons until it receives and has had a reasonable opportunity to act upon written notice from the Agent that such persons are no longer authorized to act.  Vanguard may disregard any instructions not provided by an Authorized Person of the Agent.

(b)           Except as set forth in this Agreement or as otherwise agreed upon in writing by the parties, any communication or instruction made pursuant to this Agreement may be made orally, provided such oral communication is promptly confirmed in writing by facsimile or electronic transmission.  The Agent is entitled to rely on any communications or instructions that it reasonably believes were provided to it by Vanguard.  Vanguard is entitled to rely on any communications or instructions that it reasonably believes were provided to it by the Agent or its Authorized Persons.

17.          Commencement, Amendment and Termination.

(a)           Commencement.  Transactions between Vanguard and the Agent pursuant to this Agreement will not commence until both parties have acknowledged in writing that all necessary preliminary testing has been completed.

(b)           Amendment.  This Agreement may be modified or amended from time to time only by mutual written agreement of the parties; provided, however, that Vanguard in its sole discretion may modify Exhibits A and B at any time upon 30 days’ advance written notice to the Agent.

(c)           Termination.  This Agreement will continue in effect until terminated by either party by 60 days’ advance written notice to the other.  Any such termination will not affect the completion of any pending transactions or obligations, and will not affect the indemnities given under this Agreement.  Notwithstanding the foregoing, Vanguard shall have the right to terminate this Agreement at any time without prior notice to the Agent in the event of excessive transactions or other abusive investment practices, as determined by Vanguard in its sole discretion.  Upon any such termination, the Agent will immediately refrain from transmitting Orders to Vanguard through the DV Platform.

18.          Non-exclusivity.  Each party acknowledges that the other may enter into agreements similar to this Agreement with other parties for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

19.          Conflicting Agreements.  This Agreement (including any Exhibits and Schedules hereto) constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by the Agent and Vanguard, including, without limitation, any prior Daily Valuation Agency Agreement.  Notwithstanding the foregoing, the parties acknowledge the continued existence of the Participation Agreement, which continues in full force and effect in addition to this Agreement.  Nothing contained in this Agreement, however, will be construed to limit or restrict either party’s compliance with any law, regulation or order to which the party is subject, or to prevent the parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties or higher standards of care with respect thereto.

20.          Exhibits and Schedules.  All Exhibits and Schedules attached to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement.

21.          Assignment.  Neither Vanguard nor the Agent may assign this Agreement without the prior written consent of the other party, and any attempted assignment without such consent will be null and void.

22.          Cooperation.  The parties agree to cooperate with each other in any recordkeeping or reporting necessary to fulfill any governmental or regulatory requirement.  In addition, the Agent agrees to provide Vanguard with any of the records described in Section 4(b)(vii) promptly upon Vanguard’s request with reasonable advance notice.

23.          Governing Law.  This Agreement will be governed by and its provisions will be construed in accordance with the internal laws of the Commonwealth of Pennsylvania.

24.          Severability.  If any provision of this Agreement is held to be invalid, the remaining provisions of this Agreement will continue to be valid and enforceable.

25.          Waiver.  The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion will not be considered a waiver nor will it deprive such party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

26.          Notices.  Any notice required or permitted hereunder will be in writing and will be given by personal service, mail or facsimile to the other party at the address set forth below (or such other address as the other party may specify by written notice to the first party).  Notice will be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first, at:

Vanguard:	The Vanguard Group, Inc.
100 Vanguard Boulevard
Malvern, PA 19355
Attention: Principal, Institutional Asset Management Operations Fax No.: (610) 669-4637

Copy to:	The Vanguard Group, Inc.
Legal Department, V26
100 Vanguard Blvd.
Malvern, PA 19355
Attention: Agent Agreements
Fax No.: (610) 503-5737

Agent:	Integrity Life Insurance Company
Law Department
400 Broadway
Cincinnati, OH 45202
Attn: Kevin L. Howard

27.          Anti-Money Laundering Policies.  To the extent applicable, the Agent agrees to comply with all anti-money laundering statutes, rules, regulations and guidance of government and/or self-regulatory organizations, including but not limited to, cash and suspicious activity reporting and recordkeeping requirements, and customer identification program requirements, as well as creation and implementation of policies, procedures and internal controls in order to ensure compliance.  The Agent agrees that it will take reasonable steps to monitor investor transactions to identify currency, cash equivalents, possible money laundering and other suspicious activity and to report to government authorities reportable currency transactions, and where appropriate, suspicious activity.

28.          Force Majeure.  In the event a party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of terrorism, strikes, equipment failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages resulting from such failure to perform or otherwise from such causes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers as of the date first written above.

THE VANGUARD GROUP, INC.

By:
Title: Principal

INTEGRITY LIFE INSURANCE COMPANY

By: Jill T. McGruder
Title: President and Chief Executive Officer

SCHEDULE I

VVIF PORTFOLIOS

Money Market Portfolio

EXHIBIT A

LARGE TRANSACTION AMOUNTS

VVIF Portfolio	Large Transaction Amount

Money Market Portfolio	$500,000
Total Bond Market Index Portfolio	300,000
High-Yield Bond Portfolio	500,000
Short-Term Investment-Grade Portfolio	750,000
Balanced Portfolio	1,000,000
Diversified Value Portfolio	1,000,000
Equity Income Portfolio	500,000
Equity Index Portfolio	500,000
Growth Portfolio	500,000
Mid-Cap Index Portfolio	100,000
REIT Index Portfolio	100,000
Small Company Growth Portfolio	1,000,000
International Portfolio	1,000,000
Total Stock Market Index Portfolio	500,000
Capital Growth Portfolio	250,000

EXHIBIT B

CONTINGENCY PROCEDURES

If the Agent is unable to transmit Orders to Vanguard through the DV Platform, the following procedures shall be followed:

1.             The Agent will notify Vanguard’s Support Center of the contingency situation by calling (800) 950-6667 and obtaining a problem ticket number.

2.             The Agent will notify Record keeper Hotline of the contingency situation by leaving a voice mail message at (610) 669-3374.

3.             The Agent will fax the Orders by 8:00 a.m. Eastern time to the following Vanguard departments at the numbers listed below:

(a)     IIC-Money Movement Unit

(610) 669-8930

(b)     IAM-Daily Valuation Unit

(610) 669-4637

4.             Vanguard cannot guarantee trade date commitments if the Orders are not received by 8:00 a.m. Eastern time in good order.  “Good order” shall mean that the following information is on the fax Order instructions:

•                 Agent name

•                 Account name

•                 Contact name

•                 Contact phone number between 6 a.m. and 9 a.m. Eastern time

•                 Current date

•                 Trade date

•                 Vanguard fund number

•                 Vanguard account number

•                 Purchase, redemption, rebalance redemption, rebalance purchase amount

•                 Purchase total, redemption total, rebalance redemption total, rebalance purchase total

•                 Total number of pages faxed, total number of trades submitted, total dollar amount of purchases submitted and total dollar amount of redemptions submitted (or net dollar amount of trades submitted).